UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2016

CERULEAN PHARMA INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36395	20-4139823
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 Gatehouse Drive Waltham, MA		02451
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (781) 996-4300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 8, 2016, the Board of Directors (the “Board”) of Cerulean Pharma Inc. (the “Company”) determined, upon the recommendation of the Compensation Committee of the Board, that it was in the best interest of the Company to establish an executive bonus pool in the event of a change in control of the Company and to deliver a letter (the “Retention Letter”) reflecting such bonus pool to each member of the Company’s management team, including Mr. Christopher D. T. Guiffre, President & Chief Executive Officer, Mr. Gregg Beloff, Interim Chief Financial Officer, Mr. Adrian Senderowicz, Senior Vice President & Chief Medical Officer, and Ms. Alejandra Carvajal, Vice President, General Counsel (each, an “Executive”).  The executive bonus pool will equal 3.5% of the valuation attributed to the Company (as determined in good faith by the Board) in a Change in Control transaction, as defined in each Executive’s employment agreement with the Company, and pursuant to which each Executive will be eligible to receive a cash retention bonus provided that s/he remains employed by the Company upon the closing of the Change in Control, with the amount of each such retention bonus determined by reference to her/his base salary as compared to the aggregate base salaries of all of the Company’s executives eligible to receive a bonus from the retention pool at the closing of the Change in Control, as determined by the Board.

Item 9.01.Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Form of Retention Letter between the Registrant and each of its executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERULEAN PHARMA INC.

Date: November 8, 2016	By:	/s/ Christopher D.T. Guiffre
Christopher D.T. Guiffre President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Form of Retention Letter between the Registrant and each of its executive officers.